November 1, 2000

BY HAND

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C.  20549

           Re: VeloCom Inc.
               Registration Statement on Form S-1 (File No. 333-36860)
               ------------------------------------------------------

Ladies and Gentlemen:

         Pursuant to Rule 477(a) under the Securities Act of 1933, as amended, VeloCom Inc. hereby applies to withdraw the above-captioned Registration Statement, including all amendments and exhibits thereto, as soon as practicable on the grounds that market conditions do not at this time support a public offering of its common stock.

                                              Very truly yours,



                                              /s/ Billi R. McCullough
                                              --------------------------
                                              Billi R. McCullough
                                              General Counsel



cc:  Barry N. Summer, Esq.
     Jeffrey Minton, Esq.
     Alison Toledo, Esq.